Exhibit 4.3
LLOYDS BANK PLC

OFFICER’S CERTIFICATE OF CORPORATE AUTHORIZATION PURSUANT TO SECTION 3.01 OF THE INDENTURE

2.3% Senior Notes due 2018

November 27, 2013

Pursuant to the resolutions of the Board of Directors of Lloyds Bank plc, a public limited company incorporated and registered in England, (the “Issuer”) dated November 29, 2012, the extracts of which are attached as Exhibit A hereto and pursuant to Section 3.01 of the senior debt securities indenture dated January 21, 2011 (the “Indenture”), by and among the Issuer, Lloyds Banking Group plc, a public limited company incorporated and registered in Scotland, as Guarantor (the “Guarantor”), and The Bank of New York Mellon, as trustee and in connection with the Issuer’s $1,000,000,000 aggregate principal amount of 2.3% Senior Notes due 2018 (the “Senior Notes”), guaranteed by the Guarantor (the “Guarantee”):

I, [name] [title], of the Issuer, approve the terms of the Senior Notes and, subject to Article 9 of the Indenture, hereby certify as follows:

(a)  The title of the Senior Notes shall be “2.3% Senior Notes due 2018 ”;

(b)  The aggregate principal amount of the Senior Notes that may be authenticated and delivered under the Indenture shall not exceed $1,000,000,000 (except as otherwise provided in the Indenture);

(c)  Principal on the Senior Notes shall be payable on November 27, 2018;

(d)  The Senior Notes shall be issued in global registered form on November 27, 2013 and shall bear interest from November 27, 2013 at an annual rate of 2.3%, payable semi-annually in arrears on November 27 and May 27, (each, an “Interest Payment Date”) commencing May 27, 2014;

Interest on the Senior Notes will be calculated on the basis of a 360-day year divided into twelve months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed in such period.  The Regular Record Dates for the Senior Notes will be 15 calendar days immediately preceding the relevant Interest Payment Date, whether or not a Business Day;

(e)  No premium, upon redemption or otherwise, shall be payable by the Issuer on the Senior Notes;

(f)  Principal of and any interest on the Senior Notes shall be paid to the Holder through The Bank of New York Mellon, as paying agent of the Issuer having offices in London, United Kingdom;

(g)  The Senior Notes may be redeemable pursuant to Section 11.08 of the Indenture.  In connection with any redemption of the Senior Notes pursuant to Section 11.08 of the Indenture, the date referenced therein shall be November 27, 2013;

(h)  The Issuer shall have no obligation to redeem or purchase the Senior Notes pursuant to any sinking fund or analogous provision;

(i)  The Senior Notes shall be issued only in denominations of $200,000 and in integral multiples of $1,000 in excess thereof;

(j)  The principal amount of the Senior Notes shall be payable upon the declaration of acceleration thereof pursuant to Section 5.02 of the Indenture;

(k)  Additional Amounts shall only be payable on the Senior Notes pursuant to Section 10.04 of the Indenture, which section shall hereby be amended in part so that subclause (vii) is amended as follows, and subclause (viii) is added as follows:

(vii) the deduction or withholding is imposed by reason of any agreement with the U.S. Internal Revenue Service in connection with Sections 1471-1474 of the US Internal Revenue Code and the U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement between the United States and the United Kingdom or any other jurisdiction with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or relating to, FATCA or any intergovernmental agreement; or

(viii) any combination of subclauses (i) through (vii) above,

(l)  The Senior Notes shall not be converted into or exchanged at the option of the Issuer or otherwise for stock or other securities of the Issuer;

(m)  The Senior Notes shall be denominated in, and payments thereon shall be made in, U.S. Dollars;

(n)  The payment of principal of (and premium, if any) or interest, if any, on the Senior Notes shall be payable only in the coin or currency in which the Senior Notes are denominated;

(o)  The Senior Notes will be issued in the form of one or more global securities in registered form, without coupons attached, and the initial Holder with respect to each such global security shall be Cede & Co., as nominee of The Depository Trust Company;

(p)  The Senior Notes will not be issued in definitive form;

(q)  There is no Calculation Agent for the Senior Notes;

(r)  The Events of Default on the Senior Notes are as provided for in the Indenture;

(s)  The form of the Senior Notes are attached as Exhibit B hereto;

(t)  The Issuer may issue additional Senior Notes (“Additional Notes”) after the date hereof having the same ranking and same interest rate, maturity date, redemption terms and other terms as the Senior Notes except for the price to the public and issue date, provided that such Additional Notes must be fungible with the Senior Notes for U.S. federal income tax purposes.  Any such Additional Notes, together with the Senior Notes will constitute a single series of securities under the Indenture;

(u)  The resolutions set forth in Exhibit A hereto (i) have been duly adopted or authorized by the Board of Directors of the Issuer and (ii) are in full force and effect as of the date hereof.

All terms used but not defined herein shall have the meaning provided in the Indenture.

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IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

By:
Name:
Title:

[Section 3.01 Bank Officers’ Certificate Signature Page]